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                                                                   EXHIBIT 99.01


FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
                                          Valerie Carmello - Investor Relations
                                          Jennifer Gery - Media
                                          Brainerd Communicators Inc.
                                          (212) 986-6667

                    STRAYER EDUCATION, INC. ANNOUNCES FOURTH
                       QUARTER COMMON STOCK CASH DIVIDEND

Washington, D.C.--December 5, 2001--Strayer Education, Inc. (Nasdaq:STRA) today announced that the Company's Board of Directors declared a quarterly cash dividend of $0.065 per common share ($0.26 annually) for the quarter ending December 31, 2001.

The dividend is payable on January 22, 2002, to shareholders of record on January 8, 2002.

Strayer Education, Inc. (www.strayeredu.com) is the holding company for Strayer University (www.strayer.edu). Strayer University is an institution of higher education offering graduate and undergraduate degree programs to students at campuses in Washington, DC, Virginia and Maryland. Strayer University also offers real-time online courses globally via the Internet through Strayer ONLINE.

The University is accredited by the Commission on Higher Education of the Middle States Association of Colleges and Schools and focuses on offering programs to working adult students in the areas of information technology and business. Founded in 1892, Strayer attracts students from around the country and throughout the world.

This press release contains statements that are forward looking and are made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. in connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and changes in the economic environment. Further information about these and other relevant risks and uncertainties may be found in the company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission and from the Company's worldwide web site at http://www.strayeredu.com. We undertake no obligation to update or revise forward looking statements.